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                                                                       Exhibit 6




                                   PROMISSORY NOTE


$28,356,015.00                                                New York, New York
                                                                  April 24, 1998

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE REOFFERED OR SOLD UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

          FOR VALUE RECEIVED, the undersigned, AIR PARTNERS, L.P., a Texas limited partnership (the "PARTNERSHIP"), promises to pay to NORTHWEST AIRLINES CORPORATION, a Delaware corporation ("PARENT"), at 2700 Lone Oak Parkway, Eagan, Minnesota 55121 (or at such other place as Parent shall notify the Partnership in writing), without setoff or counterclaim, the principal amount of TWENTY-EIGHT MILLION THREE HUNDRED FIFTY-SIX THOUSAND FIFTEEN DOLLARS AND NO CENTS ($28,356,015.00) at the earlier to occur of (i) the date the Investment Agreement, dated as of January 25, 1998 (the "AGREEMENT"; capitalized terms used and not specifically defined herein shall have the meanings set forth in the Agreement), among Parent, Newbridge Parent Corporation, the Partnership, the Partners of the Partnership named therein and the Transferors named therein, is terminated in accordance with its terms and (ii) the Closing and to pay interest on the unpaid principal balance hereunder (such principal amount, the "LOAN") (A) for any period ending on or prior to July 25, 1998 at the Revolving Interest Rate and (B) for any period from and including July 25, 1998, at a rate of 10% per annum. If the Closing occurs, the aggregate Cash Election Share Price payable and/or the aggregate number of Exchange Shares to be delivered by Parent and Holdco Sub at the Closing shall be reduced by the amount of principal and interest payable by the Partnership hereunder (the "PAYOFF AMOUNT") in respect of each Partner in proportion to each Partner's allocable share of the Payoff Amount, the determination of the portion of the Payoff Amount allocable to the Cash Electing Partners and the Share Electing Partners to be made by the Partnership and notified to Parent in writing at least three Business Days in advance of the Closing. Any reduction in the Exchange Shares to be issued shall be based on the average closing price for the Parent Class A Common Stock as of the close of business for each of the ten trading days ending on and including the third Business Day preceding the Closing Date. In the event the Agreement is terminated, this Note shall be repaid in full in cash.
 In the event that any amount payable hereunder is not paid when due, such amount shall bear interest at a rate per annum equal to the rate per annum applicable to the unpaid principal balance hereof, as described above, plus 2% per annum.

          Interest shall accrue from and including the date hereof to but excluding the date of payment, and shall be calculated on the basis of a 365-day year. All accrued but unpaid interest shall in any event be paid in full in cash, shares of Holdco Sub Class A Common Stock or a combination thereof (in accordance with the preceding paragraph), as the

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case may be, on the earlier to occur of (i) the Closing, (ii) the date the
Agreement is terminated in accordance with its terms and (iii) the date on which the Loan becomes due by acceleration or otherwise; PROVIDED, HOWEVER, in the event the Agreement is terminated, all accrued and unpaid interest shall be repaid in full in cash. For purposes of this Note, if any day referenced herein shall not be a Business Day, such reference shall be deemed to be the next succeeding Business Day.

          This Note may be prepaid in whole or in part at any time without premium or penalty. Each payment under this Note shall first be credited to accrued and unpaid interest, and the remainder shall be credited to principal. All interest due hereunder shall be paid to the date of payment on the principal amount prepaid. All cash payments (including prepayments) to be made by the Partnership hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to the close of business on the due date thereof to or for the account of Parent at 2700 Lone Oak Parkway, Eagan, Minnesota 55121 (or at such other place as Parent shall notify the Partnership in writing), in dollars in lawful currency of the United States of America and in immediately available funds.

          All payments of principal, interest and any other amounts hereunder by the Partnership shall be made free and clear of, and without deduction or withholding for, any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature whatsoever, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (the foregoing, "TAXES").

          If any of the following events (each, an "EVENT OF DEFAULT") shall occur and be continuing:

          (a) The Partnership shall fail to pay any principal hereunder when due in accordance with the terms hereof; or the Partnership shall fail to pay any interest in respect of the Loan, or any other amount payable hereunder, when any such interest or other amount becomes due in accordance with the terms hereof; or

          (b) (i) The Partnership shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Partnership shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Partnership any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Partnership any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar


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     process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Partnership shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Partnership shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (b) above with respect to the Partnership, automatically the Loan (with accrued interest thereon) and all other amounts owing under this Note shall immediately become due and payable, and (B) if such event is any other Event of Default, Parent may, in its sole discretion by notice to the Partnership, declare the Loan (with accrued interest thereon) and all other amounts owing under this Note to be due and payable forthwith, whereupon the same shall immediately become due and payable, and Parent may avail itself of all other remedies of a secured creditor, including as set forth under the Pledge Agreement dated as of the date hereof among Parent, the Partnership and the Partners.

          The Partnership agrees (a) to pay or reimburse Parent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Note and any other documents related hereto, including, without limitation, the fees and disbursements of counsel and (b) to pay, indemnify, and hold Parent harmless from, any and all recording and filing fees, stamp or similar taxes or duties or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Note. The agreements in this paragraph shall survive repayment of the Loan and all other amounts payable hereunder.

          The right to plead any and all statutes of limitation as a defense to a demand hereunder is hereby waived to the full extent permitted by law. None of the provisions hereof and none of Parent's rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by Parent's acceptance of any past due installments or by any indulgence granted by Parent to the Partnership. The Partnership, for itself and any guarantors hereof, and their successors and assigns, waives presentment, demand, protest and notice thereof or of dishonor, and waives any right to be released by reason of any extension of time or change in the terms of payment or any change, alteration or release of any security given for the payment hereof.

          The Partnership hereby irrevocably and unconditionally (i) submits for itself and its property in any legal action or proceeding relating to or arising from this Note, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the United States of America sitting in the Southern District of New York or, in the absence of Federal jurisdiction, the Commercial Part of the Supreme Court of the State of New York for New York County, and appellate courts from any thereof;
(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and

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agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Partnership at its address previously notified to Parent; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other appropriate jurisdiction.

          The terms of this Note may be amended, supplemented or modified only with the written consent of Parent and the Partnership. Neither this Note nor any of the rights, interests or obligations under this Note shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties without the prior written consent of the other party. The Note will be binding upon and, inure to the benefit of, and be enforceable by, the parties and their respective successors, assigns and heirs.

          The Partnership hereby represents and warrants to Parent that (i) the execution, delivery and performance by the Partnership of the Note and its obligations hereunder have been duly authorized by all necessary Partnership action, and by all necessary action on the part of each Partner; (ii) no consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other person is required in connection with the borrowing hereunder or with the execution, delivery, performance, validity or enforceability of this Note except consents, authorizations, filings and notices that have been obtained or made and are in full force and effect; (iii) this Note constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law) and (iv) the execution, delivery and performance by the Partnership of this Note, the borrowing hereunder, the use of the proceeds thereof and the compliance by the Partnership with any of the provisions hereof will not violate any material requirement of law or any material contractual obligation of the Partnership or conflict with or result in any breach of any applicable trust or other organizational documents applicable to the Partnership.

          This Note shall be governed by and construed in accordance with the laws of the State of New York.



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          IN WITNESS WHEREOF, the Partnership has caused this Note to be duly executed the day and year first year above written.

                                        AIR PARTNERS, L.P.


                                        By: 1992 Air GP, managing
                                             general partner
                                        By: 1992 Air, Inc., managing
                                             partner


                                        By: /s/ James J. O'Brien
                                           --------------------------------
                                           Name:  James J. O'Brien
                                           Title: Vice President